Exhibit 99.1

Technical Communications Corporation Reports Results for the Three and Nine Months Ended June 27, 2015

CONCORD, Mass.--(BUSINESS WIRE)--August 10, 2015--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the three and nine month periods ended June 27, 2015. For the quarter ended June 27, 2015, the Company reported a net loss of $(134,000), or $(0.07) per share, on revenue of $1,756,000, as compared to a net loss of $(983,000), or $(0.54) per share, on revenue of $778,000 for the quarter ended June 28, 2014. For the nine months ended June 27, 2015, the Company reported a net loss of $(652,000), or ($0.35) per share, on revenue of $5,011,000, compared to a net loss of ($2,266,000), or ($1.23) per share, on revenue of $4,580,000 for the nine months ended June 28, 2014.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “Revenue in the third fiscal quarter was largely due to shipping the balance of a previously announced $3.3 million contract for our DSD 72A-SP military bulk encryption system to a customer in Egypt. We also sold our DSP 9000 radio encryption system to a domestic contractor for deployment into Afghanistan, and our Cipher X® 7211 IP encryption system to customers domestically and internationally.”

“While the Company has a pipeline of potential contracts and new initiatives in process, the timeframe of realizing these opportunities is unknown due to long government procurement cycles and fluctuating market conditions. Delays combined with unpredictable order fulfillment lead times are expected to negatively affect profitability for the year,” added Guild.

About Technical Communications Corporation
For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 28, 2015 and December 27, 2014, and its Annual Report on Form 10-K for the fiscal year ended September 27, 2014 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations
	Three Months Ended
	(Unaudited)
	06/27/2015	06/28/2014
Net sales	$1,756,000	$778,000
Gross profit	1,149,000	466,000
S, G & A expense	759,000	776,000
Product development costs	563,000	585,000
Operating loss	(173,000)	(895,000)
Income tax (benefit) provision	(35,000)	96,000
Net loss	(134,000)	(983,000)
Net loss per share:
Basic	$(0.07)	$(0.54)
Diluted	$(0.07)	$(0.54)

	Nine Months Ended
	(Unaudited)
	06/27/2015	06/28/2014
Net sales	$5,011,000	$4,580,000
Gross profit	3,484,000	3,141,000
S, G & A expense	2,280,000	2,325,000
Product development costs	1,905,000	2,112,000
Operating loss	(701,000)	(1,296,000)
Income tax (benefit) provision	(35,000)	990,000
Net loss	(652,000)	(2,266,000)
Net loss per share:
Basic	$(0.35)	$(1.23)
Diluted	$(0.35)	$(1.23)

Condensed consolidated balance sheets
	06/27/2015	09/27/2014
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$3,581,000	$4,938,000
Accounts receivable, net	1,526,000	403,000
Inventory	2,452,000	2,721,000
Other current assets	221,000	210,000
Total current assets	7,780,000	8,272,000
Marketable securities	875,000	1,105,000
Property and equipment, net	279,000	432,000

Cost method investment	275,000	-

Total assets	$9,209,000	$9,809,000

Accounts payable	239,000	173,000
Accrued expenses and other current liabilities	442,000	568,000
Total current liabilities	681,000	741,000
Total stockholders’ equity	8,528,000	9,068,000
Total liabilities and stockholders’ equity	$9,209,000	$9,809,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com